VOTING TRUST AGREEMENT

 This Agreement is entered into this 30th day of June 1998, by and between John
V. Winfield ("Winfield") and The Intergroup Corporation, a Delaware corporation ("InterGroup" or the "Company").

 WHEREAS, Winfield is the President, Chairman of the Board and Chief Executive Officer of InterGroup; and the record and beneficial owner of 49,400 shares of Common Stock, $.10 par value (the "Common Stock"), of Santa Fe Financial Corporation ("Santa Fe"); and

	WHEREAS, InterGroup is also a substantial shareholder of Santa Fe; and

	WHEREAS, the parties believe that it is in the best interests of the Company that InterGroup have voting control over the shares of Common Stock in order to effectuate a consolidation of Santa Fe and InterGroup for financial reporting purposes;

	NOW THEREFORE, for valuable consideration and the mutual covenants and conditions set forth herein, Winfield and InterGroup agree as follows:

	1.  Voting Rights.  Winfield grants to InterGroup the exclusive right to vote the Common Stock, in any and all matters, for such period of time as Winfield owns said shares.  Said grant of voting rights shall not be deemed a transfer of any ownership rights in the Common Stock.

	2.  Right of First Refusal.   Before selling or transferring any of the Common
Stock, Winfield must first offer the shares to InterGroup, in the following manner:

	(a)	Winfield shall mail or personally deliver a copy of any written offer received by him to sell the Common stock, or a notice of intent to sell if there is no written offer, to the Secretary of the Company, stating the number of Common Shares and the price, terms, and conditions of the proposed sale or transfer, including the name of any proposed outside buyer.
The Company shall then have the right to purchase any or all of those shares at the price and on the terms and conditions stated in the offer, or at the current market price if there is no written offer, by giving written notice of its election to purchase a specified number of shares. This notice shall be given by mail or personal delivery within two (2) business days after the date of receipt of any written offer to purchase or  notice of intent to sell in the open market.

	(b)	If the Company fails to give notice of its election to purchase within the prescribed period, or if it elects to purchase fewer than all of the shares being offered, than Winfield shall be free to sell or transfer the balance of the Common Stock according to the terms of the written offer or on the open market.
                                             THE INTERGROUP CORPORATION
____________________________  		        by   __________________________________
JOHN V. WINFIELD			                     		    GREGORY C. McPHERSON
                                  							     Executive Vice President